UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

ZAGG INC
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1).	Title of each class of securities to which transaction applies:
(2).	Aggregate number of securities to which transaction applies:
(3).	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4).	Proposed maximum aggregate value of transaction:
(5).	Total fee paid:

☐           Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

SUPPLEMENT TO THE PROXY STATEMENT OF
ZAGG INC
DATED APRIL 30, 2013, FOR THE MEETING OF SHAREHOLDERS
TO BE HELD JUNE 13, 2013

June 7, 2013

In connection with the Definitive Proxy Statement relating to the Annual Meeting of Shareholders of ZAGG Inc to be held on Thursday, June 13, 2013, ZAGG has received certain questions relating to two of the items to be voted on at the meeting.  This information is intended to clarify information contained in the Proxy Statement.

Nomination of Randall L. Hales to the Company’s Board of Directors

First, with respect to the nomination of Randall L. Hales as a member of ZAGG’s Board of Directors, questions have arisen with respect to whether he is or is not a member of the three committees of the Board: Audit Committee; Compensation and Stock Option Committee; and Nominating and Corporate Governance Committee.

The Company believes that the source of the questions is a footnote in the Section of the Proxy Statement entitled “Meetings and Committees of the Board” stating that Mr. Hales is an “ex officio member” of each of the committees.  For the sake of full disclosure, the Company included the footnote to indicate Mr. Hales’ relationship to those committees.  As the Company used the phrase in the proxy statement - “ex officio member” of each of the committees – the Company meant simply that Mr. Hales has the right to attend committee meetings.  By way of clarification, we note that such attendance right does not include the right to vote.  As such, we also wish to clarify that Mr. Hales is not and cannot be a member of any of the Board’s committees in the traditional sense of an active participant with authority to vote.

The Company believes that the shareholders should understand the following regarding Mr. Hales’ roles in respect of each of the Board committees:

●	Mr. Hales’ biography in the Section “Proposal No. 1 Election of Directors of the Proxy Statement states unequivocally that he is not a member of any of the committees of the Board.

●
Additionally, in the discussion of the committees in the Section of the Proxy Statement entitled “Meetings and Committees of the Board,” the members of each of the committees are listed, and Mr. Hales is not listed as a member of any of the committees.

●
Each of the three committees has a charter that governs the operation, responsibilities, and membership of the committee.  The charters of each of the committees, which are available on the Company’s website (under “Investor Relations/Corporate Governance”), limit the membership on each committee to independent directors.  Each of the directors shown as members of committees in the Section of the Proxy Statement entitled “Meetings and Committees of the Board” is an independent director.  However, because Mr. Hales is not an independent director due to his employment with the Company as Chief Executive Officer (“CEO”), Mr. Hales is ineligible to serve as a member of any of the three committees.

●
Each committee has a practice of excusing Mr. Hales from a meeting after his comments and insights have been obtained.  This allows the committee to have a robust and unfettered discussion outside of the presence of any officer of the Company.

●	Since his appointment as CEO, Mr. Hales has not voted on any matter in any committee meeting.

Finally, the Company has not received any questions regarding Mr. Hales’ qualifications to serve as a member of its Board of Directors.  Rather, the Board believes that Mr. Hales’ contributions to the Company, his business experience, and his interaction with the Company’s employees, customers and vendors qualify him in every respect to serve on the Company’s Board of Directors.  In the Company’s view, and specifically that of the Company’s Nominating Committee, and as stated in the Proxy Statement, Mr. Hales should continue to serve as a member of the Company’s Board of Directors.  The Board recommends that the shareholders vote in favor of the proposal to elect Mr. Hales to the Board of Directors.

ZAGG Inc 2013 Equity Incentive Award Plan

Questions have also arisen about the Company’s 2013 Equity Incentive Award Plan (the “2013 Plan”), and specifically the cost to the Company in terms of potential future dilution to current shareholders in connection with the issuance of awards under the 2013 Plan.  Proposal No. 3 in the Proxy Statement seeks approval of the 2013 Plan by the Company’s shareholders.

By way of background, the Company adopted its original Stock Incentive Plan in 2007 (the “2007 Plan”).  The 2007 plan was limited in the types of awards the Company could make, and had not been revised or amended to provide for additional types of awards which became more advantageous as time progressed.

Rather than try to amend the 2007 Plan, the Company investigated adoption of a new form of plan, an “omnibus” plan which would give the Compensation and Stock Option Committee (which administers the plan) more flexibility in creating awards that could be used to incentivize directors, consultants, and employees of the Company and its subsidiaries.

The Company reviewed equity incentive plans adopted by peer companies, and considered such factors as the number of shares to be included under the 2013 Plan, the types of awards to be included, the possible tax consequences to the Company and the recipients of the various awards, and the potential dilution to the Company’s shareholders from issuances under the 2013 Plan.The Board of Directors determined that the 2013 Plan was on par or comparable with the plans of the peer companies reviewed.

Because the Company will not make any additional grants under the 2007 Plan once the 2013 Plan has been approved by the shareholders, the Board also determined that the adoption and use of the 2013 Plan would actually reduce the potential dilution to the Company’s shareholders.  The Company estimates that there are approximately 5,900,000 shares available for new awards under the 2007 Plan.   With the adoption of the 2013 Plan, the Company would cease issuing awards under the 2007 Plan and none of the remaining 5,900,000 shares under the 2007 Plan would be granted. By reserving 5,000,000 shares under the 2013 Plan, the Company believes that it has reduced potential shareholder dilution by approximately 900,000 shares.

Management’s projections relating to the issuances pursuant to the 2013 Plan (also known as the “burn rate”) indicate that the Company plans to issue fewer awards under the 2013 Plan, in part because of the increased flexibility in the types of awards that can be offered.

Management believes that a strict, cost-based analysis of the potential use of the 2013 Plan would be incomplete without considering such factors as the reduced potential dilution discussed above, the projected reduction in the burn rate under the 2013 Plan and the efforts of the Company to review and compare the types of awards available under the 2013 Plan with plans of peer companies.

Additionally, management believes that the administration of the 2013 Plan by the Compensation and Stock Option Committee, comprised of independent directors, including directors who have joined the board in the past year, provides significant safeguards against excessive issuances under the 2013 Plan.

The Board recommends that the shareholders approve the 2013 Plan by voting for Proposal No. 3 in the Proxy Statement.

Voting

As noted in the Proxy Statement, if you have previously voted your shares and would like to change your vote on any matter voted, you may revoke your proxy before the time of voting at the Meeting in any of the following ways:

           •           by mailing a revised proxy to the Secretary of the Company;
           •           by changing your vote on the Internet website;
           •           by faxing a revised proxy card; or
   •           by voting in person at the Meeting.

Any shareholder who would like a new proxy card should contact Empire Stock Transfer, the Company’s stock transfer agent, as follows:

Empire Stock Transfer
1859 Whitney Mesa Dr
Henderson, NV 89014
Tel: 702-818-5898
FAX: 702-974-1444

This Supplement to the Proxy Statement is first being released to the shareholders on or about June 7, 2013 and should be read together with the Proxy Statement.

By order of the Board of Directors

/s/ Cheryl Larabee
Cheryl Larabee, Chair
June 7, 2013

4